                               REGISTER.COM, INC.
                      FIRST QUARTER 2005 FINANCIAL RESULTS
                           MODERATOR: STEPHANIE MARKS
                                  MAY 31, 2005
                                   4:30 PM EDT

OPERATOR: Welcome to the Register.com First Quarter 2005 Financial Results
Conference Call. At this time all participants are in a listen-only mode and the floor will be open for questions following the presentation.

I would now like to turn the floor over to Miss Stephanie Marks, Vice-President of Investor Relations and Corporate Communications. Please go ahead Miss Marks.

STEPHANIE MARKS, VP OF INVESTOR RELATIONS & CORPORATE COMMUNICATIONS,
REGISTER.COM: Thank you operator. Good afternoon everyone and thank you for joining us on our first quarter 2005 earnings conference call. With me today is
Peter Forman, our President and CEO, and Jon Stern, our Chief Financial Officer.
Peter will start off and provide some operational highlights. Jon will then provide an overview of the financials, after which Peter will conclude our prepared remarks and we will then be happy to take your questions.

During the course of our presentation we will be discussing our results from the first quarter of 2005 and providing you with an outlook on some of our anticipated business plans for 2005 based on our own internal estimates at this time.

We want to emphasize some factors to be considered in evaluating our forward-looking guidance. Any projection or forward-looking statement involves judgments and individual judgments may vary. It is routine for our internal projections and expectations to change as the quarter and year progress and therefore, it should be clearly understood that internal projections on which we base our guidance today may change even prior to the end of these periods.
Although these projections may change, we will not inform you immediately if they do. Our company policy is generally to provide our expectations only once a quarter and not to update that information until the next quarter.

During the course of our presentation we will be discussing some financial measures that are not determined in accordance with generally accepted accounting principles or GAAP. We have reconciled these non-GAAP measures with the most directly comparable financial measures calculated in accordance with
GAAP. This information is available on the investor relations section of our website located at http://investor.register.com.

Statements in our presentation, other than historical data and information, constitute forward-looking statements and involve risks and uncertainties.
Actual results may differ materially from those projections and forward-looking statements. No one should assume later in the quarter or in future periods that these projections or forward-looking statements are still valid. They speak only as of today.

Many factors could cause our projections or forward-looking statements not to be achieved including, but not limited to, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain and registration business, risks associated with high levels of credit card charge backs and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the
Internet and the domain industry, risks associated with any extraordinary transactions we may pursue, uncertainty regarding our identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses, uncertainty regarding our

ability to comply with NASDAQ listing requirements and other factors detailed in our filings with the SEC, including the Company's Form 10-Q for the quarter ended March 31, 2005.

As you already know, the Company restated its previously issued consolidated financial statements as of and for the years ended December 31, 2000 through
December 31, 2003, for each of the quarterly periods of 2003 and for the first three quarters of 2004. The restatement is discussed in detail in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.

In addition, the Company's quarterly report on Form 10-Q for the quarter ended
March 31, 2005, included restated consolidated financial statements for the three months ended March 31, 2004. The restatement for the three months ended
March 31, 2004, relates to the timing of the recognition of revenue, deferred revenue and associated costs of revenue amounts relating to domain name transactions, the correction of the provision for income taxes and the correction of pro forma stock-based compensation expense disclosures required under Statement Of Financial Accounting Standard Number 123, accounting for stock-based compensation.

Now I'll turn the call over to Peter.

PETER FORMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER, REGISTER.COM: Thanks
Stephanie. Good afternoon. We appreciate your joining us here today and your understanding for the additional time that was necessary to complete and file our 10-Q for the first quarter of 2005, which we did last Friday, May 27th. Now that we've addressed the issues that led to the delay in our 10-K and our 10-Q filings, we don't anticipate any delay in filing our second quarter 2005 10-Q.

We are pleased to report that during the first quarter, we showed additional progress in diversifying our revenue stream by focusing on the sale of additional value-added services, with value-added services representing 19 percent of our revenues for the first quarter, up 2 percent sequentially and 8 percent on a year-over-year basis. During Q1 approximately 25 percent of our new retail customers bought at least one value-added service in addition to a domain name and our upsell of value-added services to our entire retail customer base was about 16 percent.

I'd like to tell you about some of the progress we've made in rolling out new products and services, which has made this growth in VAS possible. We recently introduced a professional web design service called Build-It-for-Me(TM).
Traditional web design services can cost several thousand dollars. To move into what we believe to be a natural progression in our relationship with customers and another good VAS opportunity for the Company, Build-It-For-Me(TM) is a service where we will build a website for the customer and then "turn the keys"
over to them to maintain on their own if that is what they prefer, or we can continue to maintain it for them for an additional fee.

We also recently extended our WebsiteNow!(TM) web-hosting offering with new
Flash based animated templates and interactive web form capabilities. The templates reflect today's leading design standards and offer customers high-quality, cost-effective results that are easy to achieve. These are just some of the ways we're responding to our customers' needs and we're very excited about these new offerings.

Related to these efforts, we also recently announced an alliance with the SCORE
Association or also known as Service Core of Retired Executives, an organization funded by the Small Business Administration of the U.S. Government, which includes more than 10,500 volunteers who provide free, confidential, small business counseling to entrepreneurs. By teaming with SCORE and its "Counselors to America's Small Business," we're able to help existing small businesses as well as aspiring entrepreneurs establish a successful online presence. We'll also offer training for SCORE volunteers so that they're more knowledgeable in a number of web-related topics, including getting a website up and running, marketing websites to a broader audience, search engine optimization, domain-based e-mail, extended brands, and simple steps small business owners can take to establish a professional brand image on line.

I am also pleased to report that in recognition of our superb customer service capabilities, Register.com was recently named a finalist in the "Best Customer
Service Organization" category for the 2005 American

Business Awards, also known as "The Stevies." It's an honor to be recognized for our efforts and we cannot be more pleased as it speaks to our commitment and dedication in providing superior customer service.

As we mentioned in our last call, we've gone live with our new Retail technology platform. We've been directing a portion of our new traffic to this platform. We are in the earlier stages of the migration phase, moving our existing customers from our legacy system to the new one. We continue to test the quality and stability of the new platform and anticipate that the preponderance of the migration will be completed by the end of 2005. In the next few months, we will make the new platform our default home page.

Moving to our new Corporate Services platform, which we call Name Console 2.0, the global launch has been completed with virtually all clients across the globe now live on this new market-leading platform. We will continue to put resources towards it in 2005 to further enhance it and for continued data validation, debugging and process improvement. We remain confidant that our customers will benefit from the improved ease of use and that the long-term, Register.com will benefit from the revenue enhancement opportunities associated with these new systems.

As previously announced, we also have some additional developments related to potential credit card penalties. During the first quarter of 2005 we secured additional releases related to potential credit card penalties through February of 2004. We hope to continue obtaining additional releases for subsequent periods. Jon will provide further details on that.

On the subject of the CEO search, as I mentioned on our last conference call, the search is ongoing and is being led by a special committee at the Board level. We are still targeting to have a new CEO selected by our original stated
goal of June 16th. Meanwhile, as promised, we are not standing still and we continue to make good progress in providing new and improved value-added services to our customers, while enhancing our infrastructure.

Lastly, now that we've filed our 10-Q, I'd like to talk about the update on the notice we received from NASDAQ about a potential delisting. As anticipated, we filed our 10-Q prior to our NASDAQ hearing. As a result, we believe that we are now back in compliance and expect that our ticker symbol will be restored shortly to RCOM. Now Jon will walk you through the financial results for the first quarter of 2005.

JON STERN, CHIEF FINANCIAL OFFICER, REGISTER.COM: Thanks Pete. Before we review the quarterly results, I would like to remind everyone that as we have disclosed in our most recent Form 10-K and Form 10-Q, and as Stephanie mentioned earlier, the Company restated its previously issued consolidated financial statements.

Net income for the first quarter of 2005 was $986,000 or $0.4 cents per diluted share. This compares with net income of $1.2 million or $0.5 cents per diluted share for the first quarter of 2004, and net income of $1.7 million or $0.7 cents per diluted share for the fourth quarter of 2004. The year-over-year decrease in net income reflected increased marketing expenses in the first quarter of 2005. Net income in the fourth quarter of 2004 included a $5.6 million pre-tax benefit related to the reversal of accruals for potential credit card penalties. Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first quarter of 2005 was approximately $2 million, compared with $2.7 million in the first quarter of 2004, and $3.4 million in the fourth quarter of 2004.

Net revenues for the first quarter of 2005 were $25.4 million, compared to net revenues of $26.3 million for the first quarter of 2004, and $25.1 million in the fourth quarter of 2004. First quarter 2005 revenue mix was 80 percent from domain name registrations, 19 percent from other products and services and 1 percent from advertising. This compares to a respective revenue mix of 88 percent, 11 percent and 1 percent in the first quarter of 2004, and 82 percent,
17 percent and 1 percent in the fourth quarter of 2004.

Our total deferred revenue balance at the end of the first quarter of 2005 was
$102.2 million, representing an increase of $3.6 million from the balance of
$98.6 million at the end of the fourth quarter of 2004.

At the end of the first quarter of 2005, we had approximately $108 million in cash and cash equivalents, short-term investments and marketable securities, representing a $0.3 million decrease from the balance at the end of the fourth quarter of 2004.

In the first quarter of 2005 we generated $133,000 in cash flow from operations, while also spending $289,000 on capital equipment, compared with $3.1 million in cash flow from operations and spending of $1.1 million on capital equipment in the first quarter of 2004. The decrease in cash flow from operations compared with the first quarter of 2004 is primarily due to lower collections of accounts receivable in the first quarter of 2005 and to payment of higher professional fees in the first quarter of 2005 related to Sarbanes-Oxley compliance and the restatement of our prior years' financial results. The lower collections of accounts receivable resulted in part from a delay in rendering invoices to
Corporate Services European customers in the first quarter of 2005, as a result of the conversion to a new system.

Our net accounts receivable balance at the end of the first quarter of 2005 was
$7.8 million, compared with $6.2 million at the end of the fourth quarter of
2004.

Gross margin for the first quarter of 2005 was 68.2 percent, compared with approximately 67.6 percent in the first quarter of 2004, and 69.7 percent in the fourth quarter of 2004. The year-over-year increase in the first quarter of
2005, compared with the first quarter of 2004, was primarily a result of increased revenues from other products and services, which have a higher gross profit margin than domain name registration services. The sequential decrease in the first quarter of 2005, compared to the fourth quarter of 2004, was primarily a result of moderately lower average selling prices for domain registrations in the first quarter of 2005.

Total operating expenses were $16.3 million in the first quarter of 2005, compared with $16.3 million in the first quarter of 2004, and $15.3 million in the fourth quarter of 2004.

Sales and marketing costs, which include the expenses for our customer service center, were $7.9 million in the first quarter of 2005, compared to $7.3 million in the first quarter of 2004, and $9.2 million in the fourth quarter of 2004.
Sales and marketing expenses represented approximately 31 percent of revenue for the first quarter of 2005, compared with 28 percent in the first quarter of
2004, and 37 percent in the fourth quarter of 2004. The increase in the first quarter 2005, compared with the prior year, was due primarily to an increase in media spending.

Technology expenses in the first quarter of 2005 were $4 million, compared with
$4.2 million in the first quarter of 2004, and $5 million in the fourth quarter of 2004. Technology expenses represented approximately 16 percent of revenue in the first quarter of 2005, compared with 16 percent in the first quarter of
2004, and 20 percent in the fourth quarter of 2004. The decrease in the first quarter of 2005, compared with the prior year, resulted primarily from lower costs for salaries and benefits because of a lower number of technology employees, offset in part by increased expenses for software consultants. As we have stated previously, we anticipate our technology spending will continue at high levels as we continue to focus our efforts on upgrading and improving our systems.

General and administrative expenses in the first quarter of 2005 were $4.3 million, compared with $4.6 million in the first quarter of 2004, and $823,000 in the fourth quarter of 2004. The year-over-year decrease resulted primarily from the reversal of $900,000 of potential credit card penalties in the first quarter of 2005, which had been recorded from October 2003 through February
2004, offset in part by higher professional fees related to auditing and
Sarbanes-Oxley compliance. The sequential increase was due primarily to the $5.6 million reversal of accruals for potential credit card penalties in the fourth quarter of 2004.

We also accrued $0.5 million for potential credit card penalties in the first quarter of 2005, which resulted in a net expense reversal of $0.4 million for the first quarter of 2005. As of March 31, 2005, we had an accrued liability of
$2.2 million remaining for such potential penalties.

While we view these releases of potential liability as positive events, we must continue to accrue for potential penalties for future periods unless we are able to obtain additional releases, or unless such accruals are no longer deemed necessary under Generally Accepted Accounting Principles. If the penalties ultimately imposed are less than the maximum contractual amount, or if it is determined that no penalties would be imposed, we would reverse any excess amount previously approved as a reduction of general and administrative expense at that time. It should be noted that this discussion relates only to potential penalties related to excessive charge-backs and refunds, but not to any other types of potential penalties, including those from the new Payment Cards
Industry Data Security Standards, detailed in our Form 10-Q.

Turning to domain name registrations, we registered, transferred and renewed approximately 541,000 domain names in the first quarter of 2005, compared with approximately 580,000 registrations in the first quarter of 2004, and approximately 468,000 registrations in the fourth quarter of 2004. Of the total registrations in the first quarter of 2005, approximately 195,000 represented new and transferred registrations, and approximately 345,000 represented renewals.

At the end of the first quarter of 2005, we had approximately 3 million active domain names under management, compared with 3.1 million at the end of the first quarter of 2004, and approximately 3 million at the end of the fourth quarter of
2004. The year-over-year decrease was due to a higher number of expirations that were not renewed. The renewal rate for the 12 months ended March 31, 2005, was approximately 61 percent, compared with 62 percent for the 12 months ending
December 31, 2004.

Turning to guidance for 2005, we expect moderate top line growth, approximately
a 3 to 5 percent increase relative to 2004. We are also projecting growth in bookings relative to 2004 resulting in an increase in deferred revenue in the high single digits. We expect expense levels to increase relative to Q1 '05 levels for the remainder of the year, primarily in sales and marketing, resulting in EBITDA for the year of approximately $4 million.

Now I'll turn it back over to Peter to conclude.

PETER FORMAN: Thank you Jon. Over the last two years we've made tremendous progress in the business. We've been successful in diversifying our revenue base, transitioning from a preponderantly domain only, `one-trick pony,' to a true Internet services company, selling a broad and compelling offering of products and services to a highly valuable customer set. We've gone from selling one simplistic e-mail service and a basic website creation tool to offering a portfolio of services, including several types of e-mail, a full complement of website building and hosting tools, data backup services and many others in the pipeline. This focus has led to over 135 percent growth in value-added services revenue since the first quarter of 2003.

In the last two years we've also built and launched two new systems platforms, one for our retail channel and one for our Corporate Services channel, and we've also migrated our reseller network onto an upgraded platform. Despite the delays we've had with introducing these new systems, all these improvements will leave us in a much better position to be able to focus on growing the business. And we did all this at a time where we were incredibly distracted by the compliance issues that you all know about. Despite this, during the last two full calendar years, we were able to generate over $28 million in cash flow from operations, while also spending $7.1 million on capex.

I continue to believe there's a lot of upside in the business, and the industry is in the midst of what I like to think of as a `rising tide' for the macro environment. More and more businesses are establishing a web presence every day, and Register.com is in a great position to capitalize on that opportunity.

And now we'd like to open up the call for your questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press star, one, on your touchtone phone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question, that you please pick up your handset to provide optimum sound quality. Please hold the line while I poll for questions.

Our first question is coming from Mathew Mark with JHC Capital. Please go ahead.

MATTHEW MARK: Yeah, it's Jett Capital; I'm not sure about the confusion there.
Peter, if you guys do the revenue and EBITDA guidance that Jonathan just mentioned, what would cash flow from operations be roughly?

PETER FORMAN: We're not providing that and we've not traditionally provided any guidance in terms of cash flow from operations.

MATTHEW MARK: The accounts receivable filled up in the quarter. Is that something that should get washed out, you know, over the second quarter? Is there anything that's, you know, structural about that, that's going to cause that problem to reoccur?

JON STERN: No, we believe that was a non-recurring problem and it's not unreasonable to expect that it goes away.

MATTHEW MARK: Is there anything you can say about the margin potential of the business with any kind of time frame put on it, you know, some sort of updated view, because the guidance is encouraging I guess, in the sense that, that bookings and revenue should grow, but since once again, shareholders aren't going to see any benefit from that from the standpoint of profitability and since it's been years that the company's been spending and talking about improving the margins? Can you talk to that point at all?

PETER FORMAN: All I can really say is that we continue to believe that there is room to reduce expenses, continue reducing expenses, and that there's an opportunity for us to grow our operating margins. Beyond that I can't put much more clarity on it at this point.

MATTHEW MARK: Thanks. Just, the feedback would be that it's really hard for investors to give you guys credit for the ability that, you know, generate a more reasonable level of profitability off your book of business, given that it's been so long and there's been, you know, you talk about all the progress the company's made. There's been zero progress on this point, which is, after all, why we're all here, and, you know, it's just, your refusal to talk about it too is, it makes it very, very hard to give you guys, you know, to give you guys more rope, and since we all know that there's a possibility that we're going to have to make a decision about what direction the company should go in, it's just something that I would encourage you to talk about in a way that's more forthright than what you're currently doing.

PETER FORMAN: I hear you Mathew. I'm not prepared to expand on it at this point.

OPERATOR: Once again, if you do have a question, you may press star, one, on your touchtone phone at this time. There appears to be no further questions at this time. I would now like to turn the floor back over to management for closing remarks.

PETER FORMAN: Thank you again for joining us today. We look forward to updating you on our progress in the near future. Thank you.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.

END

                                        6

                                  Register.com
                      EBITDA Reconciliation to Net Income
                                  ($ millions)



                                                Q1 04        Actual         Actual    Actual      Forecast
                                            (Restated)      Q4 2004      Year 2004     Q1 05     Year 2005
                                            --------------------------------------------------------------

Net income                                   $  1.2        $  1.7         $  3.3       $ 1.0      $  0.9
Add (less) tax provision (benefit)              0.7           0.9            1.8         0.4         0.3
Less: interest income                          (0.4)         (0.4)          (1.3)       (0.4)       (1.2)
Add: depreciation & amortization                1.2           1.3            4.6         1.0         4.0
                                            --------------------------------------------------------------
EBITDA                                       $  2.7        $  3.5         $  8.4       $ 2.0      $  4.0
                                            ==============================================================


During the Register.com conference call on May 31, 2005 discussing the first quarter 2005 results, the Company also discussed fourth quarter 2004, first quarter 2004, and first quarter 2005 earnings before interest, taxes, depreciation and amortization (EBITDA). The Company also discussed full year
2005 forecasted EBITDA. EBITDA is a non-GAAP financial measure under
Regulation G promulgated by the Securities and Exchange Commission. In accordance with Regulation G, the Company is providing this reconciliation of
EBITDA to the most directly comparable financial measure calculated in accordance with GAAP for each relevant period.

The projected financial information presented here is based on management's estimates of those amounts as of May 31, 2005 and is subject to change. In addition, the Company's projections are subject to the same limitations and risks and uncertainties discussed at the beginning of the Company's May 31, 2005 conference call.